---------
  THE
 SPORTS
AUTHORITY                                                        August 11, 1998
---------                                                  FOR IMMEDIATE RELEASE



CONTACT: THE SPORTS AUTHORITY, INC.

         Anthony F. Crudele                        Alexander L. Stanton
         Senior Vice President &                   Vice President Strategic
         Chief Financial Officer                   Planning & Treasurer
         (954) 730-4260                            (954) 677-6003



             THE SPORTS AUTHORITY REJECTS PROPOSAL FROM GART SPORTS
================================================================================

Fort Lauderdale, Florida, August 11, 1998 -- The Sports Authority (NYSE:TSA), the world's largest full line sporting goods retailer, today announced that its Board of Directors has rejected a proposal for a business combination received from Gart Sports Company (NASDAQ: GRTS) on July 2, 1998. The Gart proposal provided for a combination of Gart and the Company, with the Company's shareholders effectively receiving $14 in cash per share, plus 51% of the shares of the combined entity.

After an extensive analysis of the Gart proposal with the Company's financial and legal advisors, the Company's Board determined that the long-term interests of the Company's shareholders would not be served by the Gart proposal. The Board determined that, if the Gart proposal were consummated, the resulting company would be highly leveraged with limited shareholders' equity, raising considerable legal and financial issues about the proposal, including concerns about the financing and the potential value of the remaining equity, as well as creating potential operational and management issues for the combined company.

The Company is currently party to a May 7, 1998 merger agreement with Venator Group, Inc. (NYSE:Z) under which each Company share would be converted into 0.80 Venator shares. The Venator agreement, which has not yet been submitted to Company shareholders for vote, contains a "walkaway" right exercisable by the Company if Venator's average closing stock price is not at least $20.50 during specified measuring periods, the last of which would end on December 31, 1998.

Chairman and CEO, Jack Smith, stated, "Our Board of Directors is committed to maximizing long-term value for our shareholders. While we are hopeful that Venator's stock price reaches the $20.50 threshold, we are fully committed and prepared to operate our business on a stand-alone basis."

The Company plans to issue its regular quarterly earnings announcement at the close of business today, which is expected to be consistent with the press release issued on July 7, 1998.

The Sports Authority is the world's largest full-line sporting goods retailer with 211 locations; 196 stores in 32 states across the United States, 6 in Canada, and 9 in Japan under its joint venture agreement with JUSCO Co., Ltd.